EXHIBIT 12.1

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
               STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO
         FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                                                   YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------
                                      2001       2000       1999       1998       1997
                                    --------   --------   --------   --------   --------
Earnings before fixed charges
Income before extraordinary item    $185,708   $181,583   $155,993   $116,677   $ 68,969
Add:  Interest expense               107,991    104,229     94,712     74,155     46,521
      Depreciation expense on
       capitalized interest            2,311      1,809      1,396      1,001        650
      Amortization of deferred
       financing costs                 4,015      4,066      4,951      4,462      4,448
                                    --------   --------   --------   --------   --------

Earnings before fixed charges       $300,025   $291,687   $257,052   $196,295   $120,588
                                    ========   ========   ========   ========   ========

Fixed charges:
Interest expense                     107,991    104,229     94,712     74,155     46,521
Amortization of deferred
  financing charges                    4,015      4,066      4,951      4,462      4,448
Capitalized interest                  22,347     17,784     15,288     16,317     11,802
                                    --------   --------   --------   --------   --------
Fixed charges                       $134,353   $126,079   $114,951   $ 94,934   $ 62,771
                                    --------   --------   --------   --------   --------

Preferred share distributions         11,000     11,000     11,000     11,000      4,247
Preferred unit distributions          10,612     10,070      3,783          -          -
                                    --------   --------   --------   --------   --------
Combined fixed charges              $155,965   $147,149   $129,734   $105,934   $ 67,018
                                    ========   ========   ========   ========   ========
Ratio of earnings to
  fixed charges                         2.23       2.31       2.24       2.07       1.92
                                    ========   ========   ========   ========   ========
Ratio of earnings to combined
  fixed charges                         1.92       1.98       1.98       1.85       1.80
                                    ========   ========   ========   ========   ========

Certain amounts from prior periods have been restated to conform to current-year presentation.
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